SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


Wilmington Funds - Money Market Funds
Notice to Shareholders of the Results of a Special Shareholder Meeting

A special meeting of shareholders of the Wilmington Prime Money
Market Fund and the Wilmington U.S. Government Money Market Fund of WT Mutual Fund (the "Trust") was held on August 17, 2006 for the following purposes

To approve a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 for the Wilmington Prime Money
Market Fund.

  Votes For         Votes Against          Votes Abstained
2,557,105,146         3,188,338               227,387

To approve a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 for the Wilmington U.S.
Government Money Market Fund.

  Votes For         Votes Against          Votes Abstained
 833,040,154            514                   192,160

[PAGE BREAK]

Wilmington Funds - Multi-Manager Funds
Notice to Shareholders of the Results of a Special Shareholder Meeting

A special meeting of shareholders of the Wilmington Multi-
Manager Mid-Cap Fund was held on October 17, 2006 for the following purpose:

To approve a new investment sub-advisory agreement among WT
Mutual Fund, on behalf of the Wilmington Multi-Manager Mid-Cap
Fund, RSMC and Robeco USA, LLC.

Votes For    Votes Against     Votes Abstained
3,193,972        5,166             1,042


[PAGE BREAK]

Wilmington Funds - Multi-Manager Funds
Notice to Shareholders of the Results of a Special Shareholder Meeting

A special meeting of shareholders of the Wilmington Multi-
Manager Real Asset Fund was held on October 30, 2006 for the following purpose:

To approve the elimination of the Fund's fundamental investment policy with respect to derivative securities.

 Votes For      Votes Against       Votes Abstained
21,607,493         31,930              63,154